Exhibit 99.2

For Immediate Release

AVANTAIR, INC. OFFERS THIRD PARTY FINANCING OPTION ON SHARE PURCHASES

Clearwater, FL, April 2, 2007 – Avantair, Inc. (OTCBB: AACQ, AACQU, AACQW) (“Avantair”), the only publicly traded stand alone fractional operator announced today that they will offer financing for its aircraft share purchases. Avantair has partnered with Century Bank to offer Variable Rate Finance Programs.

Mr. Steven Santo, CEO of Avantair stated, “We are pleased to offer a financing option for those considering fractional aircraft share purchase. It is a good alternative way to purchase a fractional share and reap the many benefits of private air travel. Century Bank provides a fine finance program from which our new owners will benefit.”

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the exclusive North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only stand alone fractional operator. The company currently manages a fleet of 32 planes with another 51 Piaggio Avanti IIs on order. It also recently announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 270 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership.

FORWARD LOOKING STATEMENTS

This press release, and other statements that Avantair contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Avantair’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Avantair cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Avantair assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Avantair’s filings with the Securities and Exchange Commission (SEC) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of generally accepted accounting principles, changes in market acceptance of the company’s products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition as well as other relevant risks detailed in Avantair’s filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended September 30, 2006, its Definitive Proxy Statement on Schedule 14A, as filed on February 1, 2007 and its Form 8-K filed on March 13, 2007. The information set forth herein should be read in light of such risks. Avantair does not assume any obligation to update the information contained in this press release.

Avantair’s filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

For more information, contact:

Heather Dynes

440.639.2773

hdynes@avantair.com